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                                                                     Exhibit 4.4

                                   AXONYX INC.
                                CONVERTIBLE NOTE

CONTENTS

1.   Interest
2.   Payment
     (a) Interest
     (b) Principal
     (c) Manner and Place of Payment
3.   Prepayment
4.   Conversion Rights
     (a) Right to Convert
     (b) Fractional Shares
     (c) Capital Adjustments
     (d) Conversion Prices
5.   Default
6.   Remedies upon Default
     (a) Acceleration
     (b) Remedies at Law and in Equity
7.   Attorneys' Fee, Costs, and Other Expenses
8.   Assignment; Obligations Binding on Successors
9.   Notices
10.  Governing Law
11.  Headings
12.  Entire Agreement
13.  Waiver






THE SECURITIES REPRESENTED BY THIS NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"), AND IF ISSUED, THE SHARES WILL BE ISSUED PURSUANT TO REGULATIONS D, RULE 505, UNDER THE ACT. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF EXCEPT UNDER SATISFACTION OF CERTAIN CONDITIONS OR EXEMPTIONS FROM REGISTRATION.





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                                   AXONYX INC.

                          NINE PERCENT CONVERTIBLE NOTE

$75,000.00                                              Due:  September 1, 2000
Date of Note: September 1, 1998                         New York, New York

     Axonyx Inc., a Delaware corporation (the "Maker"), promises to pay to the order of Boundary Bay Investments, Ltd. (the "Purchaser") the principal sum of Seventy Five Thousand ($75,000) dollars (the "Principal Sum") together with interest, upon the terms and conditions provided in this Convertible Note (the "Note").

     1.   INTEREST.

     The unpaid balance of the Principal Sum shall bear simple interest at a fixed rate equal to Nine Percent (9%) from the date of this note until such balance is paid or the debt is converted to common stock of Axonyx Inc., as outlined in the Subscription Agreement.

     2.   PAYMENT.

     (a) INTEREST. Maker shall pay accrued interest to Purchaser on each anniversary of the Date of this Note (the "Interest Payment Date") beginning with the first Interest Payment Date that is twelve months from the date of this Note; except that all accrued interest shall be paid at the time the principal amount is paid in full.

     (b) PRINCIPAL. Maker shall pay Purchaser the outstanding Principal Sum on or before September 1, 2000.

     (c) MANNER AND PLACE OF PAYMENT. All payments shall be made by checks drawn on Maker's corporate bank account and shall be in U.S. Dollars. All payments shall be made to Purchaser at the address specified in Section 9 or at such other place as Purchaser may specify in writing.

     3.   PREPAYMENT.

     Maker may prepay any amount owing under this Note without premium or penalty by giving written notice 30 days before the date of prepayment of intent to prepay.

     All notices of prepayment shall state: (1) the prepayment date; (2) the principal amount of the Note to be redeemed, if less than the entire principal amount of this Note; (3) that on the prepayment date, the prepayment price will become due and payable upon this Note or any portion thereof, and that interest thereof or any portion thereon shall cease to accrue on and after said payment date; and (5) the current conversion price and

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the date on which the right to convert this Note or portion thereof into capital stock will expire.

     Any Note which is to be prepaid only in part shall be surrendered in exchange for a new Note in an aggregate principal amount equal to the unprepaid portion of the principal of the Note surrendered and paid for by the Maker.

     4.   CONVERSION RIGHTS.

     (a) RIGHT TO CONVERT. At any time prior to expiration of the prepayment notice period described in Paragraph 3 or, if no such notice is given, to maturity of this Note, the Purchaser has the right, at its option, to convert this Note into shares of Maker's $0.001 par value common stock (the "Common Stock") by giving a written notice that it is exercising its rights hereunder and surrendering the Note for that purpose to the Maker. The number of shares of common stock of the Maker that Purchaser shall be entitled to receive upon such conversion shall be determined by dividing the unpaid balance of the Principal Sum by Four (U.S. $4.00) dollars (the "Conversion Factor"). All accrued and unpaid interest at the time of the conversion shall be paid in cash and shall not be treated as part of the unpaid balance of the Principal Sum.

     (b) FRACTIONAL SHARES. The Maker shall not be required to issue fractional shares upon conversion of the Note, but shall pay in cash, in lieu of such fractional interest, an amount equal to the difference between the unpaid balance of the Principal Sum and the product of the Conversion Factor times the number of whole shares determined under Paragraph 4(a).

     (c) CAPITAL ADJUSTMENTS. If this Note is converted, as provided in Paragraph 4(a), subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation ("Capital Adjustments") occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Stock or Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the Purchaser shall receive the aggregate number and class of shares which, if this Note had been converted at the date hereof ("Deemed Conversion") and Common Stock received upon the Deemed Conversion had not been disposed of, the Purchaser would be holding, at the time of actual conversion, as a result of the Deemed Conversion and such Capital Adjustments.

     (d) CONVERSION PRICE. The Purchaser of this note may, at his, her or its option, convert this Note into shares of $.001 par value common stock of the Maker at the following rates: one share of common stock for each Four ($4.00) dollars of principal (the "Conversion Price") any time prior to when the Maker acquires, mergers or consolidates with a public Maker, undertakes an Initial Public Offering or until the Note matures. This Note is an unsecured obligation of the Maker and the payment of the principle and interest is not subordinated to the prior or future obligations of the Maker,

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or any successor corporation. There is no legal limitation upon the incurring of additional indebtedness that may be incurred by the Maker.

     This Note is subject to prepayment at any time at the option of the Maker. No sinking fund has been established for such prepayment. The right to convert to common stock by the holder of this Note will be lost unless it is exercised prior to prepayment.

     5.   DEFAULT.

     The term "Default" as used in this Note means any of the following events:

     (i) Maker at any time fails to pay any interest payment due on this Note within 45 days of the time that it receives notice from Purchaser that such payment is past due, or Maker fails to pay any payment of principal due on this Note within 15 days of the time that it receives notice from Purchaser that such payment is past due; or

     (ii) Maker admits, in writing, its inability to pay its debts as they become due.

     6.   REMEDIES UPON DEFAULT.

     (a) ACCELERATION. Upon Default, Purchaser may, by written notice to Maker, accelerate the due date of the Principal Sum owing under this Note. Such accelerated amounts shall become immediately due and payable upon receipt of such notice by Maker.

     (b) REMEDIES AT LAW AND IN EQUITY. If Purchaser accelerates the amounts owing under this Note, Purchaser shall have the right to pursue any or all remedies available at law or in equity, including, but not limited to, the right to bring suit on this Note.

     7.   ATTORNEYS' FEES, COSTS, AND OTHER EXPENSES.

     Maker agrees to pay all costs and expenses which Purchaser may incur in enforcing this Note upon Default, including, but not limited to, reasonable attorneys' fees, expenses and costs incurred in any action undertaken with respect to this Note, or any appeal of such an action.

     8.   ASSIGNMENT; OBLIGATIONS BINDING ON SUCCESSORS.

     Maker may not assign any of its rights, duties, or obligations under this Note without the prior written consent of Purchaser. This Note shall bind Maker and its successors and assigns. All rights and powers established in this Note shall benefit Purchaser and Purchaser's successors and assigns; provided, however, that all transfers of this Note by Purchaser are subject to the restrictions described in the legend at the end of this Note.

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     9.   NOTICES.

     All notices, requests, consents, payments and other communications required or provided for herein to any party shall be in writing, and shall be deemed to be given when: (a) delivered in person; (b) sent by first class registered or certified mail with postage prepaid; (c) delivered by overnight receipted courier service; or (d) except with respect to payments, sent by confirmed facsimile transmission. Notices shall be sent to the addresses set forth below, or to such other addresses as may hereafter be designated in writing by the party:

     (i)    If to the Maker:

            Axonyx Inc.
            4041 State Hwy 14
            Box 910, Stevenson, WA 98648

     (ii)   If to Purchaser:

            Boundary Bay Investments, Ltd.
            9 Church Street
            Hamilton HM DX Bermuda

     10.  GOVERNING LAW.

     This Note will be construed, and the rights, duties and obligations of the parties will be determined, in accordance with the laws of the State of New York.

     11.  HEADINGS.

     Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

     12.  ENTIRE AGREEMENT.

     This Note and the Convertible Note Subscription Agreement represent the entire understanding of the parties with respect to the transaction giving rise to the issuance of the Note. There are no other prior or contemporaneous agreements, either written or oral, between the parties with respect to this subject.

     13.  WAIVER.

     No right or obligation under this Note will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or by the party's duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party

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to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time.



                                 MAKER:  Axonyx Inc.



                                 By:    /s/ Marvin S. Hausman, M.D.
                                    -------------------------------------------
                                        Marvin S. Hausman, President &CEO